Investors Capital Holdings, Ltd. report on form 10-Q

Quarter Ended 09/30/07

Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

INVESTORS CAPITAL HOLDINGS, LTD.

FIRST. The name of the corporation is Investors Capital Holdings, Ltd.

SECOND. The address of the Corporation's registered office in the State of Delaware is One Commerce Center, 1201 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Agents and Corporations, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock, par value one cent ($.01) per share.

FIFTH. The Corporation shall have perpetual existence.

SIXTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation as and to the extent provided by the By-Laws.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed by the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

EIGHTH. Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. Meetings of the stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

NINTH. The Corporation may enter into contracts or transact business (i) with one or more of its directors, officers or stockholders (“Insiders”), (ii) with any corporation, organization or other concern in which any one or more Insiders are directors, officers, stockholders or otherwise interested) and (iii) in which any one or more Insiders is in any way interested; and, in the absence of fraud, no such contract or transaction shall be invalidated or in any way affected by the fact that such Insiders have or may have interests which are or might be adverse to the interest of the Corporation even though the vote or action of Insiders having such adverse interests may have been necessary to obligate the Corporation upon such contract or transaction. At any meeting of the Board of Directors of the Corporation (or of any duly authorized committee thereof) at which any such contract or transaction shall be authorized or ratified, any such director or directors may vote or act thereat with like force and effect as if he had no such interest, provided in such case the nature of such interest shall be disclosed or shall have been known to the directors or a majority of thereof. A general notice that an Insider is interested in any corporation, organization or other concern of any kind above referred to shall be sufficient disclosure as to the nature of such interest of such Insider with respect to all contracts and transactions with such corporation, organization or other concern. No person shall be disqualified from holding office as a director or officer by

Investors Capital Holdings, Ltd. report on form 10-Q

Quarter Ended 09/30/07

reason of any such adverse interests unless the Board of Directors shall determine that such adverse interest is detrimental to the interests of the Corporation.

TENTH. A director of the Corporation shall have no personal liability to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor or additional provision) of the General Corporation Law of the State of Delaware, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statutes, and all rights conferred on stockholders herein are granted subject to this reservation.

TWELVETH. The name and mailing address of the incorporator is Steven C. Preskenis, c/o Investors Capital Corporation, 230 Broadway East, Lynnfield, Massachusetts 01940-2320.

     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my free act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of August, 2007.

___________________________________
Steven C. Preskenis, Sole Incorporator